Exhibit 99.3

Press Release dated March 18, 2004

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5751	(310) 208-2550
Steven C. Smith, EVP and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP ANNOUNCES PRICING

OF ZERO COUPON SENIOR CONVERTIBLE DEBT SECURITIES

PALO ALTO, Calif., March 18, 2004—Greater Bay Bancorp (Nasdaq:GBBK), a $7.6 billion in assets financial services holding company, today announced that it has priced $221,010,000 aggregate principal amount at maturity of its zero coupon senior convertible debt securities due 2024 with gross proceeds to the Company of $200 million. In addition, the Company has granted the initial purchaser of the securities an option to purchase up to an additional $44,202,000 principal amount of such securities.

The Company intends to use approximately $47 million of the net proceeds from the offering to repurchase its common stock and the remaining net proceeds for general corporate purposes.

The debt securities were offered at an initial offering price of $904.95 per $1,000 principal amount at maturity representing a yield to maturity of 0.50%. Each $1,000 in principal amount at maturity is convertible into 23.7582 shares of the Company’s common stock (subject to adjustment in certain circumstances) upon the occurrence of certain events, including during any fiscal quarter if the sale price of our common stock is above 120% of the accreted conversion price measured over a specified number of trading days. This represents an initial conversion price of $38.09 per share of common stock, reflecting a premium of approximately 38% relative to the closing price of the Company’s common stock of $27.60 on March 17, 2004. The Company may redeem all or some of the debt securities on or after March 23, 2009 at the issue price plus accreted issue discount to the redemption date. The Company may be required to repurchase the debt securities, at the option of the holders, on March 23, 2006, March 23, 2009, March 23, 2014 and March 23, 2019, at the issue price plus accreted issue discount to the repurchase date. The Company may also be required to repurchase the securities upon a change in control at the issue price plus accreted issue discount to the repurchase date.

The Company will pay contingent interest during any six month period commencing with the period beginning March 23, 2009, if the trading price of the securities exceeds 120% of the issue price plus accreted issue discount. The securities will mature on March 23, 2024. The offering is expected to close on March 23, 2004, subject to the satisfaction of customary closing conditions.

The offering will be made to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended.

The senior convertible debt securities and the common stock issuable upon conversion of the securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

About Greater Bay Bancorp

Greater Bay Bancorp through its community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, and its operating divisions serves clients throughout the greater San Francisco Bay Area and the Central Coastal Region. ABD Insurance and Financial Services provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2003 and particularly the discussion of risk factors within such documents.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.